EXHIBIT 99.1

SP Bancorp, Inc. Announces Second Quarter Earnings

PLANO, Texas, Aug. 12, 2014 (GLOBE NEWSWIRE) -- SP Bancorp, Inc. (Nasdaq:SPBC) (the "Company"), the holding company for SharePlus Bank (the "Bank"), today announced financial results for the Company's quarter ended June 30, 2014.

"We are pleased to report solid core earnings for the second quarter after excluding merger expenses related to the previously announced acquisition of SP Bancorp by Green Bancorp. The transaction is expected to close in the 4th quarter. We experienced a decrease in noninterest income from declines in mortgage and mortgage warehouse operations, however this was partially offset by declines in most noninterest expense categories. During the second quarter we continued to make significant headway in reducing our nonperforming assets," said President and CEO Jeff Weaver.

PERFORMANCE HIGHLIGHTS

  Second quarter net loss totaled $63,000: For the quarter ended June 30, 2014, we had a net loss of $0.04 per share, or $63,000, compared to net income of $0.20 per share, or $304,000, for the quarter ended June 30, 2013. This net loss for the second quarter of 2014 included costs related to the pending merger with Green Bancorp, Inc. (the "Merger") of $500,000 that were not tax deductible.
  Nonperforming assets declined 31.1%: Nonperforming assets declined to $2.5 million at June 30, 2014 from $3.2 million at December 31, 2013. Nonperforming assets as a percentage of total assets declined to 0.73% at June 30, 2014 from 1.06% at December 31, 2013.
  Deposits increased $7.7 million, or 2.9%: Deposits increased primarily from deposit inflows from both new and existing customers during the six months ended June 30, 2014.
  Noninterest expense increased 9.5%: Noninterest expense increased $275,000 or 9.5%, to $3.2 million for the quarter ended June 30, 2014. This increase was driven by recording $500,000 in professional and outside services expense associated with the Merger. The increase was partially offset by decreases in substantially all other noninterest expense categories, as management has maintained tight cost controls.

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(Unaudited)
	(In thousands, except per share amounts)
SELECTED OPERATING DATA:

Interest income	$ 2,914	$ 2,831	$ 5,647	$ 5,621
Interest expense	369	348	749	665
Net interest income	2,545	2,483	4,898	4,956
Provision for loan losses	59	100	198	175
Net interest income after provision for loan losses	2,486	2,383	4,700	4,781
Noninterest income	814	942	1,341	1,984
Noninterest expense	3,156	2,881	5,766	5,755
Income before income tax expense	144	444	275	1,010
Income tax expense	207	140	242	321
Net income	$ (63)	$ 304	$ 33	$ 689

Earnings per share:
Basic & Diluted	$ (0.04)	$ 0.20	$ 0.02	$ 0.45

Outstanding shares at June 30, 2014	1,602,313

			June 30,	December 31,
			2014	2013
			(Unaudited)
			(In thousands)
SELECTED FINANCIAL CONDITION DATA:

Total assets			$ 335,126	$ 304,009
Total cash and cash equivalents			36,790	37,564
Securities available for sale, at fair value			27,806	29,245
Loans held for sale			4,163	1,846
Loans, net			248,317	218,280
Other real estate owned			178	81
Premises and equipment, net			3,972	4,053
Federal Reserve Bank stock, at cost			353	350
Federal Home Loan Bank of Dallas stock, at cost			1,540	440
Bank-owned life insurance			7,794	7,681
Other assets (1)			4,213	4,469
Deposits			268,992	261,286
Borrowings, including Federal funds purchased			30,182	7,368
Stockholders' equity			33,376	32,816

(1) Includes fixed annuity investment, accrued interest receivable, deferred income taxes, net, and other assets.

Asset Quality Ratios:

Nonperforming loans to total loans, including loans held for sale			0.90%	1.42%
Nonperforming assets to total assets			0.73%	1.06%
Allowance for loan losses to nonperforming loans at end of period			84.03%	65.83%
Allowance for loan losses to total loans, including loans held for sale at end of period			0.75%	0.93%

SP BANCORP, INC.

RESULTS OF OPERATIONS - THREE MONTHS ENDED JUNE 30, 2014 AND 2013

We recorded a net loss of $63,000 for the quarter ended June 30, 2014, compared to $304,000 of net income for the quarter ended June 30, 2013. The decrease in net income for the quarter ended June 30, 2014 reflected a $62,000 increase in net interest income, a $41,000 decrease in the provision for loan losses, a $128,000 decrease in noninterest income and a $275,000 increase in noninterest expense.

Net interest income increased $62,000, or 2.5%, to $2.5 million for the quarter ended June 30, 2014. Our interest rate spread declined to 3.20% from 3.46%, and we experienced a 26 basis point decrease in our net interest margin to 3.30% from 3.56%.

We recorded a provision for loan losses of $59,000 for the quarter ended June 30, 2014, compared to a provision for loan losses of $100,000 for the quarter ended June 30, 2013. The decrease in the provision for loan losses was primarily attributable to the sale of the Bank's largest nonperforming asset.

Noninterest income decreased $128,000, or 13.6%, to $814,000 for the quarter ended June 30, 2014 from $942,000 for the quarter ended June 30, 2013. The decrease was due primarily to lower gains on sale of mortgage loans, lower service charge income and lower mortgage warehouse fees recognized in the second quarter of 2014, when compared to the same period in 2013. Other noninterest income decreased due to a gain on sale of other real estate owned ("OREO") recognized in 2013, but not repeated in 2014, lower income from OREO rental and decreased investment sales income.

Noninterest expense increased $275,000, or 9.5%, to $3.2 million for the quarter ended June 30, 2014. This increase was driven by an increase in professional and outside services reflecting $500,000 of Merger-related legal and consulting expense that was not tax deductible. The increase was partially offset by decreases in substantially all other noninterest expense categories.

RESULTS OF OPERATIONS - SIX MONTHS ENDED JUNE 30, 2014 AND 2013

We recorded $33,000 of net income for the six months ended June 30, 2014, compared to $689,000 of net income for the six months ended June 30, 2013. The decrease in net income for the six months ended June 30, 2014 reflected a $58,000 decrease in net interest income, a $23,000 increase in the provision for loan losses, a $643,000 decrease in noninterest income and an $11,000 increase in noninterest expense.

Net interest income decreased $58,000, or 1.2%, to $4.9 million for the six months ended June 30, 2014, compared to $5.0 million for the six months ended June 30, 2013. Our interest rate spread declined to 3.13% from 3.47%, and we experienced a 32 basis point decrease in our net interest margin to 3.24% from 3.56%.

We recorded a provision for loan losses of $198,000 for the six months ended June 30, 2014, compared to a provision for loan losses of $175,000 for the six months ended June 30, 2013. The increase in the provision for loan losses was primarily attributable to growth in commercial business and commercial real estate loans, partially offset by the sale of the Bank's largest nonperforming asset.

Noninterest income decreased $643,000, or 32.4%, to $1.3 million for the six months ended June 30, 2014 from $2.0 million for the six months ended June 30, 2013. The decrease was due primarily to lower gains on sale of mortgage loans, lower service charge income and lower mortgage warehouse fees recognized in the six months ended June 30, 2014, when compared to the same period in 2013. Noninterest income was also negatively affected by loss on the sale of OREO recognized in 2014 and gain on the sale of OREO and operating income received from OREO recognized in the second quarter of 2013 and not repeated in the second quarter of 2014, due to the disposal of foreclosed properties.

Noninterest expense increased $11,000, or 0.2%, to $5.8 million for the six months ended June 30, 2014 from $5.8 million for the six months ended June 30, 2013. This increase was driven by an increase in professional and outside services reflecting $500,000 of Merger-related legal and consulting expense that was not tax deductible. The increase was partially offset by decreases in substantially all other noninterest expense categories.

COMPARISON OF FINANCIAL CONDITION DATA – JUNE 30, 2014 AND DECEMBER 31, 2013

Total assets increased $31.1 million to $335.1 million at June 30, 2014 from $304.0 million at December 31, 2013. The increase in total assets was due to higher levels of borrowings and customer deposits that have been reinvested in loans.

Net loans increased to $248.3 million at June 30, 2014 from $218.3 million at December 31, 2013, as a result of growth in one- to four-family, commercial business and commercial real estate loans. This growth was partially offset by declines in mortgage warehouse, home equity and consumer loans.

Deposits increased $7.7 million, or 2.9%, to $269.0 million at June 30, 2014 from $261.3 million at December 31, 2013. This growth was primarily driven by deposits made by new and existing customers, which positively impacted checking, money market and savings account balances.

Borrowings increased $22.8 million as advances from the Federal Home Loan Bank of Dallas increased $20.0 million at June 30, 2014 from $7.4 million at December 31, 2013 and Federal funds purchased increased to $2.8 million at June 30, 2014.

Stockholders' equity increased $560,000 during the six months ended June 30, 2014. This increase was primarily due to unrecognized gains on available for sale securities arising during the six months ended June 30, 2014. This increase also reflects the increase in the market value of our securities portfolio at June 30, 2014 when compared to December 31, 2013, as well as net income of $33,000 for the six months ended June 30, 2014. Stockholders' equity was negatively impacted by the previously authorized stock repurchase program in which 11,137 shares of the Company's common stock were repurchased.

Forward-Looking Statements

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995, and such forward-looking statements are subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing and the expectations regarding the pending merger with Green Bancorp, Inc. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Bank or the Company or any other person that results expressed therein will be achieved. Forward-looking statements speak only as of the date they are made, and, except as required by law, the Company undertakes no obligation to update them in light of new information of future events.

The SP Bancorp, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=23772

CONTACT: INVESTOR CONTACT
         Jeffrey Weaver, President and CEO
         972.931.5311